Exhibit 21

AMERICAN GREETINGS CORPORATION

Subsidiaries of the Registrant

Subsidiary	State / Jurisdiction of Incorporation
A.G. (U.K.), Inc.	Ohio
AGC Funding Corporation	Delaware
AGC Holdings, Inc.	Delaware
A.G.C. Investments, Inc.	Delaware
AG Interactive, Inc.	Delaware
Carlton Cards Limited	Canada
Carlton Cards Limited	United Kingdom
Carlton Cards Retail, Inc.	Connecticut
Gibson Greetings, Inc.	Delaware
Gibson Hanson Graphics Ltd.	United Kingdom
John Sands (N.Z.) Ltd.	Delaware
Plus Mark, Inc.	Ohio
Those Characters From Cleveland, Inc.	Ohio